Filed Under Rule 424(b)(3)
File No. 333-146657

PROSPECTUS SUPPLEMENT NO. 4 TO
REGISTRATION STATEMENT DECLARED EFFECTIVE
ON OCTOBER 19, 2007

g8wave Holdings, Inc.

2,674,893 Shares of Common Stock

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated October 23, 2007, as supplemented by Prospectus Supplement No. 1, dated November 5, 2007, Prospectus Supplement No. 2, dated November 14, 2007, and Prospectus Supplement No. 3, dated January 4, 2008 (collectively, the “Prospectus”), which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of g8wave Holdings, Inc. filed on January 31, 2008.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GEWV.OB”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 31, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2008

g8wave Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts	02215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 892-9090

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2008, g8wave Holdings, Inc. (the “Company”), entered into an amendment to its employment agreements with each of its Chief Executive Officer, Habib Khoury, and its Chief Strategy Officer, Brad Mindich. The amendments permit the Company, at its sole election and for no more than eight (8) pay periods annually, to make payments of each executive’s base salary in the form of shares of the Company’s common stock issued under the Company’s 2007 Equity Incentive Plan (a “Stock Election”), in lieu of cash. Under the amendments, the Company’s right to make a Stock Election will terminate immediately prior to the Company’s consummation of an acquisition of all or substantially all of the business of another entity or the acquisition by another entity of all or substantially all of the Company’s business, in each case, whether by merger, asset sale, stock sale, or other form of transaction.

In the event of a Stock Election made by the Company, each executive will be entitled to receive a number of shares of the Company’s common stock equal to (i) the portion of the base salary to which such executive is entitled during the pay period for which a Stock Election has been made (less all payroll deductions and all required withholdings payable in a regular periodic payment), divided by (ii) the closing price of the Company’s common stock as quoted on the Over The Counter Bulletin Board on the last business day of the pay period for which a Stock Election has been made.

There have been no other changes to the terms of either Mr. Khoury’s or Mr. Mindich’s employment agreement, as described in the Company’s Form 8-K, dated as of August 13, 2007, under the heading “Executive Officers and Directors - Executive Compensation - Employment Agreements.”

The foregoing description of the amendments is qualified in its entirety by reference to the text of the amendments to each of Mr. Khoury’s and Mr. Mindich’s employment agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are each incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit Number	Description

10.1	Amendment to Employment Agreement, dated January 25, 2008, by and between g8wave Holdings, Inc. and Habib Khoury.

10.2.	Amendment to Employment Agreement, dated January 25, 2008, by and between g8wave Holdings, Inc. and Brad Mindich.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 31, 2008

g8wave Holdings, Inc.

	By:	/s/ William E. Duke, Jr.
William E. Duke, Jr. Chief Financial Officer

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of January 25, 2008, by and between G8WAVE HOLDINGS, INC., a Delaware corporation (the “Company”), and HABIB KHOURY (“Executive”), with respect to that certain Employment Agreement between G8Wave, Inc., a Delaware corporation, and Executive, dated as of April 2, 2007, which sets forth the terms of Executive’s employment with the Company (the “Agreement”). The Agreement was assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2007, among International Food and Wine Consultants, Inc., a Delaware corporation (the Company’s predecessor), G8Wave, Inc., and G8Wave Acquisition Corp., a Delaware corporation. Terms capitalized and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1          Amendment to Section 3.1 of the Agreement. Section 3.1 of the Agreement shall be deleted in its entirety and is hereby amended to read in full as follows:

“3.1  Compensation and Benefits.

 (A)  Base Salary. During the Term, the Company shall pay the Executive a base salary of $280,000 per year (said amount, together with any increases as may be determined from time to time by the Board in its sole discretion, being hereinafter referred to as the “Base Salary”). Such Base Salary shall be retroactive to March 1, 2007 and prorated for any partial year of employment on the basis of a 365-day fiscal year. Subject to the Company’s election to make a Stock Payment pursuant to Section 3.1(B), the Base Salary shall be payable in accordance with the Company’s general payroll practices.

 (B)   Stock Payment. The Company may, in the sole and absolute discretion of the Company’s Board of Directors, elect to pay the Base Salary in shares of common stock of the Company issued under the Company’s 2007 Equity Incentive Plan (a “Stock Election”); provided, however, that the Company shall be permitted to make a Stock Election for no more than eight (8) pay periods annually; provided, that the Company’s right to make a Stock Election shall terminate immediately prior to the Company’s consummation of an acquisition of all or substantially all of the business of another entity or the acquisition by another entity of all or substantially all of the Company’s business, in each case, whether by merger, asset sale, stock sale, or other form of transaction. Without limiting the foregoing, the Executive shall have no discretion with respect to any Stock Election made by the Company, including, without limitation, the timing thereof. In the event of a Stock Election, the Executive shall be entitled to receive a number of shares of the Company’s common stock equal to (i) the portion of the Base Salary to which the Executive is entitled during the pay period for which a Stock Election has been made (less all payroll deductions and all required withholdings payable in a regular periodic payment), divided by (ii) the closing price of the Company’s common stock as traded on the Over The Counter Bulletin Board on the last business day of the pay period for which a Stock Election has been made (shares issued pursuant to a Stock Election being hereinafter referred to as “Compensation Shares”). Certificates for Compensation Shares shall be delivered to the Executive promptly after the last day of the pay period for which a Stock Election was made. The Company agrees that Compensation Shares shall be deemed to be issued to the Executive as the record owner of such Compensation Shares as of the close of business on the last day of the pay period for which the Stock Election was made.

2.   No Other Modification. Except as amended by this Amendment, the Agreement remains unmodified and in full force and effect.

3.   Counterparts; Delivery by Facsimile. This Amendment may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile, each of which when so executed and delivered shall be deemed an original, and all of which taken together shall constitute but one and the same instrument

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

COMPANY: G8WAVE HOLDINGS, INC., a Delaware corporation By: /s/ William E. Duke, Jr. Name: William E. Duke, Jr. Title: Chief Financial Officer EXECUTIVE: /s/ Habib Khoury Habib Khoury

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of January 25, 2008, by and between G8WAVE HOLDINGS, INC., a Delaware corporation (the “Company”), and BRADLEY M. MINDICH (“Employee”), with respect to that certain Employment Agreement between G8Wave, Inc., a Delaware corporation, and Employee, dated as of April 21, 2006, which sets forth the terms and conditions of Employees employment with the Company (the “Agreement”). The Agreement was assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2007, among International Food and Wine Consultants, Inc., a Delaware corporation (the Company’s predecessor), G8Wave, Inc., and G8Wave Acquisition Corp., a Delaware corporation. Terms capitalized and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1.      Amendment to Section 3 of the Agreement. Section 3 of the Agreement shall be deleted in its entirety and is hereby amended to read in full as follows

 “3.    Compensation and Benefits.

 a.      Annual Salary. In consideration for the services to be provided hereunder and regardless of the position of Employee within the Company, the Company shall pay Employee an annual salary of $225,000 (the “Annual Salary”). Subject to the Company’s election to make a Stock Payment pursuant to Section 3(b), the Annual Salary shall be payable in accordance with the Company’s general payroll practices.

b.       Stock Payment. The Company may, in the sole and absolute discretion of the Company’s Board of Directors, elect to pay the Annual Salary in shares of common stock of the Company issued under the Company’s 2007 Equity Incentive Plan (a “Stock Election”); provided, however, that the Company shall be permitted to make a Stock Election for no more than eight (8) pay periods annually; provided, that the Company’s right to make a Stock Election shall terminate immediately prior to the Company’s consummation of an acquisition of all or substantially all of the business of another entity or the acquisition by another entity of all or substantially all of the Company’s business, in each case, whether by merger, asset sale, stock sale, or other form of transaction. Without limiting the foregoing, the Employee shall have no discretion with respect to any Stock Election made by the Company, including, without limitation, the timing thereof. In the event of a Stock Election by the Company, Employee shall be entitled to receive a number of shares of the Company’s common stock equal to (i) the portion of the Annual Salary to which Employee is entitled during the pay period for which a Stock Election has been made (less all payroll deductions and all required withholdings payable in a regular periodic payment), divided by (ii) the closing price of the Company’s common stock as traded on the Over The Counter Bulletin Board on the last business day of the pay period for which a Stock Election has been made (shares issued pursuant to a Stock Election being hereinafter referred to as “Compensation Shares”). Certificates for Compensation Shares shall be delivered to Employee promptly after the last day of the pay period for which a Stock Election was made. The Company agrees that Compensation Shares shall be deemed to be issued to Employee as the record owner of such Compensation Shares as of the close of business on the last day of the pay period for which the Stock Election was made.

2.        No Other Modification. Except as amended by this Amendment, the Agreement remains unmodified and in full force and effect.

3.        Counterparts; Delivery by Facsimile. This Amendment may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile, each of which when so executed and delivered shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Company and Employee have caused this Amendment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

COMPANY: G8WAVE HOLDINGS, INC., a Delaware corporation By: /s/ Habib Khoury Name: Habib Khoury Title: Chief Executive Officer EMPLOYEE: By: /s/ Bradley M. Mindich BRADLEY M. MINDICH